EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A ordinary shares, par value $0.0001 per share, of Peridot Acquisition Corp. II (this “Agreement”), is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 11, 2022.

PERIDOT ACQUISITION SPONSOR II, LLC

By:	/s/ Jeffrey Gilbert
Name: Jeffrey Gilbert
Title: General Counsel and Corporate Secretary

CARNELIAN ENERGY CAPITAL HOLDINGS, LLC

By:	/s/ Tomas Ackerman
Name: Tomas Ackerman
Title: Manager

TOMAS ACKERMAN

By:	/s/ Tomas Ackerman
Name: /s/ Tomas Ackerman

DANIEL GOODMAN

By:	/s/ Daniel Goodman
Name: Daniel Goodman